Exhibit 23.3

Beijing Dacheng Law Offices, LLP (Shanghai)

Consent Letter

June 25, 2025

To:	Jin Medical International Ltd. No. 33 Lingxiang Road, Wujin District Changzhou City, Jiangsu Province People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in the registration statement on Form F-3 filed by Jin Medical International Ltd. with the U.S. Securities and Exchange Commission (the “SEC”) (the “Registration Statement”) and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Beijing Dacheng Law Offices, LLP (Shanghai)
Beijing Dacheng Law Offices, LLP (Shanghai)